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                                                                    EXHIBIT 99.2

PERSONAL AND CONFIDENTIAL

January 24, 2001

Board of Directors
Quorum Health Group, Inc.
103 Continental Place
Brentwood, TN 37027

Re: Initially Filed Registration Statement on Form S-4 of Triad Hospitals, Inc. ("Triad") relating to the Triad Common Stock being registered in connection with the proposed merger of Triad and Quorum Health Group, Inc.

Ladies and Gentlemen:

    Reference is made to our opinion letter dated October 18, 2000 with respect to our opinion as to the fairness from a financial point of view to the holders (other than Triad and its subsidiaries) of the outstanding shares of Common Stock, par value $0.01 per share, of Quorum Health Group, Inc. (the "Company") of the Consideration (as defined in the opinion letter) to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of October 18, 2000, between Triad and the Company.

    The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

    In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Opinions of Financial Advisors", "Factors Considered by, and Recommendation of, the board of directors of Quorum" and "Opinion of Quorum's Financial Advisor -- Goldman Sachs" and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
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(GOLDMAN, SACHS & CO.)